Exhibit 99.3
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
This Amendment No. 2 to Employment Agreement, made as of January 11, 2019, is by and between GSE Systems, Inc., a Delaware corporation (the “Company”), and Emmett Pepe, an employee of the Company (the “Executive”).
BACKGROUND
The parties previously entered into the Employment Agreement, dated July 1, 2016, as amended June 12, 2017 (the “Employment Agreement”). The parties now desire to amend the Employment Agreement consistent herewith.
NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Section 4(b) of the Employment Agreement is hereby amended in its entirety to read as follows:
Bonus.
i.
For each fiscal year of the Term, beginning with fiscal year 2016, the Executive shall be eligible to earn an annual bonus award (the “Bonus”) of up to 60% of Base Salary (or any higher amount approved by the Compensation Committee), based upon the achievement of annual performance goals established by the Compensation Committee.  The amount of Bonus to be paid to Executive for any year of this Agreement may, at the sole discretion of the Compensation Committee, be (i) prorated for the number of months which Executive was employed by the Company during such year and (ii) paid on or prior to March 15 of the following year.

ii.
After the Company publicly reports its financial performance for the second quarter, if the Compensation Committee determines that the Company is on-target to achieve at least the minimum annual Bonus target amounts then the Compensation Committee may, in its sole discretion, authorize payment to the Executive of 10% of the amount of Bonus that is projected to be earned for the full year; provided, however, that the Executive shall be required to repay to the Company any amount so paid in the event that such amount exceeds the total Bonus amount actually earned during such year, as finally calculated based on full-year financial performance.

2. Section 9(c)(i) of the Employment Agreement is hereby amended in its entirety to read as follows:
the Company will continue to pay the Executive his Base Salary for a period of 12 months, payable at such intervals as salaries are paid generally to other executive officers of the Company;
3. Section 10(a) of the Employment Agreement is hereby amended in its entirety to read as follows:
If Executive terminates his employment for Good Reason within one year following the effective date of a Change of Control, Executive shall, in lieu of any benefits provided for in Section 9, continue to receive the Base Salary and Benefits that Executive is receiving as of the effective date of the Change of Control for a period of 12 months from the date of termination of his employment.  Such Base Salary and Benefits shall be paid at such intervals as salaries are paid generally to other executive officers of the Company.
4. Section 10(b) of the Employment Agreement is hereby amended in its entirety to read as follows:
In addition, if the Executive terminates his employment for Good Reason or the Company terminates his employment for any reason other than Cause, in each case within one year following the effective date of a Change of Control, in lieu of the payment described in Section 9(c)(iii), the Executive shall also be entitled to receive, on the Date of Termination, an amount, payable in one lump sum, equal to the greater of (i) the actual amount of bonus earned by the Executive as of such date or (ii) the target amount of bonus for the period during which the employment of the Executive terminates.
5. In all other respects, the Employment Agreement is hereby ratified and affirmed.
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IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 2 as of the date first above written.
GSE SYSTEMS, INC. By: /s/ Kyle J. Loudermilk Kyle J. Loudermilk Chief Executive Officer	EXECUTIVE /s/ Emmett Pepe Emmett Pepe
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